Exhibit 4

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

August 27, 2021

MICHAEL SERRUYA		MOS Holdings Inc.

/s/ Michael Serruya		By:	/s/ Michael Serruya
		Name:	Michael Serruya
		Title:	A.S.O.

S5 HOLDINGS LIMITED LIABILITY COMPANY		superhero acquisition corp.

By:	/s/ Michael Serruya	By:	/s/ Michael Serruya
Name:	Michael Serruya	Name:	Michael Serruya
Title:	A.S.O.	Title:	A.S.O.

superhero acquisition l.p.

By: SuperHero Acquisition Corp, its general partner

By:	/s/ Michael Serruya
Name:	Michael Serruya
Title:	A.S.O.